Exhibit 12.1

Endologix, Inc. S-3 Shelf Registration Computation of Ratios of Earnings to Fixed Charges

	Quarter Ended	Fiscal Years Ended December 31,
	31-Mar-09	2008	2007	2006	2005	2004
EARNINGS:
Loss before income taxes	$(1,177)	$(11,992)	$(15,075)	$(17,543)	$(15,518)	$(9,683)
Plus: Fixed charges (see below)	$66	$80	$29	$27	$21	$17

Total earnings/(loss) to cover fixed charges	$(1,111)	$(11,912)	$(15,046)	$(17,516)	$(15,497)	$(9,666)

FIXED CHARGES:
Interest expense	$61	$61	$0	$0	$0	$0
Interest portion of rental expense	$5	$19	$29	$27	$21	$17

Total Fixed charges	$66	$80	$29	$27	$21	$17
Preferred stock dividends	$0	$0	$0	$0	$0	$0

Combined fixed charges and preferred stock dividends	$66	$80	$29	$27	$21	$17

RATIO OF EARNINGS TO FIXED CHARGES	—	—	—	—	—	—
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	—	—	—	—	—	—

DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES	$(1,177)	$(11,992)	$(15,075)	$(17,543)	$(15,518)	$(9,683)

DEFICIENCY OF EARNINGS TO COVER COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	$(1,177)	$(11,992)	$(15,075)	$(17,543)	$(15,518)	$(9,683)

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